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                                  EXHIBIT 3.1
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                           ARTICLES OF INCORPORATION

                                      OF

                          VALLEY NATIONAL CORPORATION


TO THE HONORABLE JUDGE OF PROBATE

OF MARSHALL COUNTY, ALABAMA

     THE UNDERSIGNED natural persons, having capacity to contract and acting as the incorporator of a corporation pursuant to the provisions of the Code of Alabama, adopt the following Articles of Incorporation for such corporation:

I.   Name.  The name of the Corporation is:
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          VALLEY NATIONAL CORPORATION

II.  Duration.  The duration of the Corporation is perpetual.
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III. Purpose.  The Corporation is for profit, and the purpose or purposes for
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which the Corporation is organized are:

     To operate as a bank holding company under the laws of the State of Alabama and the United States and do every act and thing covered under the Alabama Business Corporation Act permitted for corporations located in Alabama through any form of contract, trust or other agreement, and in connection therewith, or in aid thereof.

     To purchase, subscribe for, or otherwise acquire and own, hold, use, sell, assign, transfer, mortgage, pledge, exchange, create security interests in, or otherwise dispose of real and personal property of every kind and description, including good will, trade names, rights and franchises, and including shares of stock, certificates or other interests in voting trust for shares of stock, or any bonds, debentures, notes, evidences of indebtedness or other securities, contracts or obligations of any banking or other corporation or corporations, association or associations, organized under the laws of the State of Alabama or the United States of America or any other state or district or country, nation or government, and to pay therefor in whole or in part in cash or by exchanging therefor, stocks, bonds or other evidences of indebtedness or securities of this or any other corporation, and while the owner or holder of any such real or personal property, stock, bonds, debentures, notes, evidences of indebtedness or other securities, contracts, or obligations, to receive, collect and dispose of the interest, dividends and income arising therefrom and to possess and exercise in respect thereof,

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all of the rights, powers and privileges of ownership, including all voting powers on any stocks, voting trust certificates, or other securities so owned; and in connection with any acquisition, disposition, pledge or other act of ownership with regard to any such stocks, securities or other property, whether tangible or intangible, to assume or guarantee performance of any liabilities, obligations or contracts of any persons, firms, corporations or associations;

     To carry on any business whatsoever that this corporation may deem proper or convenient in connection with any of the foregoing purposes or otherwise, or that it may deem calculated, directly or indirectly, to improve the interests of this Corporation, and to do all things specified in the Code of Alabama, and to have and to exercise all powers conferred by the laws of the State of Alabama on corporations formed under the laws pursuant to which and under which this corporation is formed, as such laws are now in effect or may at any time hereafter be amended and to do any and all things hereinabove set forth to the same extent and as fully as natural persons might or could do, either alone or in connection with other persons, firms, associations or corporations, and in any part of the world.

     The foregoing statement of purposes shall be construed as a statement of both purposes and powers, shall be liberally construed in aid of the powers of this Corporation, and the powers and purposes stated in each clause shall, except where otherwise stated, be in nowise limited or restricted by any term or provision of any other clause, and shall be regarded not only as independent purposes, but the purposes and powers stated shall be construed distributively as each object expressed, and the enumeration as to specific powers shall not be construed as to limit in any manner the aforesaid general powers, but are in furtherance of, and in addition to and not in limitation of said general powers.

IV.  Stock.  The maximum number of shares of Common Stock which the Corporation
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shall have the authority to issue is Ten Million (10,000,000) shares of Class A
Common Stock and Ten Million (10,000,000) shares of Class B Common Stock, both having a par value of One Tenth of One Cent ($.001) per share. The maximum number of Directors Qualifying Stock which the Corporation shall have the authority to issue is Twenty-Five (25), having a par value of One Thousand Dollars ($1,000.00) per share. The maximum number of shares of Preferred Stock which the Corporation shall have the authority to issue is Ten Million (10,000,000) shares, having a par value of One Tenth of One Cent ($.001) per share. No holder of any share of stock shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional shares or securities convertible into shares of any kind whatsoever, whether now or hereafter authorized and whether issued for cash, property, services by way of dividends or otherwise.

     Each holder of Class A and B Common Stock shall have one (1) vote in respect of each share of such stock held by him. No holder of the Directors Qualifying Stock or Preferred Stock shall have any vote in respect of each share of Directors Qualifying Stock or Preferred Stock held by him except as to matters in respect to which he shall at the time be indefeasibly vested by statute with such right.

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     The holders of each class of stock shall be entitled to receive out of any funds legally available for the purpose, when and as declared by the Board of Directors or as established by further amendment to the Articles of Incorporation, such dividends payable in cash, stock or otherwise as may be determined by the Board of Directors and without regard to the payment of any dividends to shareholders of any other classes of stock.

     Only directors of the Corporation or its subsidiaries shall be eligible to purchase Directors Qualifying Stock. The purchase price shall be $1,000.00 per share. Upon the termination of the holders term as a director of the Corporation or subsidiary, the Corporation shall redeem all such shares of Directors Qualifying Stock held by such director for a price of $1,000.00 per share.

     The Board of Directors is authorized to issue Preferred Stock from time to time in one or more classes or series and to provide for the designation, preferences, limitations and relative rights (within the limits set forth in the Alabama Business Corporation Act) of the shares of each class or series by the adoption Articles of Amendment to the Articles of Incorporation of the Corporation setting forth:

     (i) the maximum number of shares in the class or series and the designation of the class or series, which designation shall distinguish the shares thereof from the shares of any other class or series;

     (ii) whether shares of the class or series are redeemable or convertible
     (A) at the option of the Corporation, a shareholder or another person or upon the occurrence of a designated event, (B) for cash, indebtedness, securities or other property and (C) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

     (iii) any right of holders of shares of the class or series to distributions, calculated in any manner, including the rate or rates of dividends, and whether dividends shall be cumulative, non-cumulative or partially cumulative;

     (iv) the amount payable upon the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

     (v) any preference of the shares of the class or series over the shares of any other class or series or class with respect to distributions, including dividends, and with respect to distributions upon the liquidation, dissolution or winding up of the affairs of the Corporation; and

     (vi) any other preferences, limitations or specified rights (including a right that no transaction of a specified nature shall be consummated while any shares of such class or series remain outstanding except upon the assent of all or a specified portion of such

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     shares) now or hereafter permitted by the laws of the State of Alabama and not inconsistent with the provisions of this Article.

     All shares of a series of Preferred Stock shall have preferences, limitations, and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, of those of other series of the same class. Before the issuance of any shares of a class or series, Articles of Amendment establishing such class or series shall be filed with and made effective by the Secretary of State of Alabama, as required by law.

     In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of outstanding Preferred Stock shall be entitled to be paid out of the net assets of the Corporation before any distribution or payment shall be made to the holders of the Common Stock or Directors Qualifying Stock but, after payment to the holders of the outstanding Preferred Stock of the amount to which they are respectively entitled, the balance of such assets, if any, shall be paid to the holders of the Directors Qualifying Stock up to the par value of the shares held and then to the holders of the outstanding Common Stock according to their respective rights. For purposes of this Article, neither the consolidation of the Corporation with nor the merger of the Corporation into any other corporation, nor the sale, lease or other disposition of all or substantially all of the Corporation's properties or assets shall, without further corporate action, be deemed a liquidation, dissolution or winding up of the Corporation.

V.   Registered Office.  The mailing address of the initial registered office of
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the Corporation in the State of Alabama shall be 1011 North Lanier Avenue,
Lanett, Alabama 36863-0682. The location of the initial registered office is 1011 North Lanier Avenue, Lanett, Alabama 36863-0682.

VI.  Registered Agent.  The name of the initial registered agent, located at the
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address of the initial registered office, is Steven R. Townson.

VII. Board of Directors.  The property, affairs and business of the Corporation
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shall be managed by a Board of Directors.  The number of directors shall be as specified in the By-laws of the Corporation. The initial Board of Directors shall consist of five (5) members. The name and address of each person who shall serve as a member of the initial Board until the first annual meeting of shareholders or until a successor or successors are elected and have qualified is as follows:

     Steven R. Townson, 1011 North Lanier Avenue, Lanett, Alabama 36863-0682 Timothy E. McLane, 3240 Georgia Highway, West Point, Georgia 31833
     Mac H. Langley, 1808 Morgan Cantey Drive, Lanett, Alabama 36863
     William A. Price, 1703 Malco Drive, West Point, Georgia 31833
     Charles M. Reeves, 108 Francolyn Terrace, West Point, Georgia 31833

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     In furtherance and not in limitation of the powers conferred by the laws of the State of Alabama the Board of Directors is expressly authorized and empowered:

     A. To make, alter, amend and repeal the By-laws, subject to the power of the stockholders to alter or repeal the By-laws made by the Board of Directors;

     B. To authorize and issue, without stockholder consent, obligations of the Corporation, secured and unsecured, under such terms and conditions as the Board in its sole discretion may determine, and to pledge or mortgage as security therefor any real or personal property of the Corporation, including after acquired property;

     C. To determine whether any and, if so, what part of the earned surplus of the Corporation shall be paid in dividends to the stockholders, and to direct and determine other use and disposition of any such earned surplus;

     D. To establish bonus, profit sharing, stock option, or other types of incentive compensation plans for the employees, including officers and directors of the Corporation; to fix the amount of profits to be shared or distributed; and to determine the persons who participate in any such plans and the amount of their respective participations;

     E. To designate by resolution or resolutions passed by a majority of the whole Board one or more committees, each consisting of two (2) or more directors, which, to the extent permitted by law and authorized by the resolution or the Bylaws, shall have and may exercise the powers of the Board;

     F. To provide for the reasonable compensation of its own members in the By-laws and to fix the terms and conditions upon which such compensation will be paid;

     G. In addition to the powers and authority hereinbefore or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject nevertheless to the provisions of the laws of the State of Alabama, these Articles of Incorporation, and the By-laws of the Corporation.

VIII.  Liability.  Directors shall not have personal liability to the
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corporation or the corporation=s shareholders for money damages to the full extent as permitted by Division E. Indemnification of the Alabama Business
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Corporation Act.  This limitation shall not eliminate or limit the liability for: (A) the amount of a financial benefit received by a director to which he or she is not entitled; (B) an intentional infliction of harm on the corporation or the shareholders; (C) a violation of Section 10-2B-8.33; (D) an intentional violation of criminal law; or (E) a breach of the director's duty of loyalty to the corporation or its shareholders.

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XIX. Incorporators.  The name and address of each person who is an incorporator
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of the Corporation is as follows:

          Steven J. Eisen, Esq., 1700 Nashville City Center, 511 Union Street, Nashville, Tennessee 37219

X.   Powers.  The Corporation shall have and exercise all powers necessary or
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convenient to effect any and all of the purposes for which the Corporation is organized and shall likewise have the powers provided by the Code of Alabama or as the same shall hereafter be amended.

XI.  Amendment.  The provisions of these Articles of Incorporation may be
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amended, altered, or repealed from time to time to the extent, and in the manner prescribed by the laws of the State of Alabama and by the By-laws. All rights herein conferred on the directors, officers, and stockholders are granted subject to this reservation.

     DATED THIS 14TH DAY OF FEBRUARY, 1997.


                                       /s/   Steven J. Eisen
                                       -------------------------
                                       Steven  J. Eisen


                         This Instrument Prepared By:

                     BAKER, DONELSON, BEARMAN & CALDWELL,
                          A Professional Corporation
                          1700 Nashville City Center
                               511 Union Street
                               P. O. Box 190613
                          Nashville, Tennessee 37219
                                (615) 726-5600

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